NAME OF REGISTRANT:
Franklin Strategic Series
File No. 811-6243

EXHIBIT ITEM No. 77D(g): Policies with respect to security investments


Resolutions from the Franklin Strategic Series minutes of the regular meeting of the board of trustees, dated July 13, 2000:

RESOLVED, that the Franklin Large Cap Growth Fund's the "Fund") non-fundamental policy regarding investment in foreign securities and depositary receipts be revised to permit the Fund to invest up to 25% of its total assets in foreign securities traded in the United States or directly in foreign markets, and American, European and Global
Depositary Receipts; and

FURTHER RESOLVED, that the officers of the Trust, in consultation with counsel, be, and each of them hereby is, authorized and directed to take any and all actions appropriate to carry out the intent and accomplish the purposes of the foregoing resolution, including the filing of an amendment or supplement to the Trust's registration statement with the U.S. Securities and Exchange Commission.




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